Exhibit 15.1

139

EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-260702 and 333-260703) of Westpac Banking Corporation of our report dated 6 November 2023 relating to the financial statements and the effectiveness of internal control over financial reporting which appears in this Form 20- F.

/s/ PricewaterhouseCoopers

Sydney, Australia

7 November 2023